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                                                                      EXHIBIT 8

                       [LETTERHEAD OF HUFFMAN KOOS INC.]

                                                              September 25, 1995

Dear Stockholder:

     I am pleased to report that on September 18, 1995, Huffman Koos Inc. entered into an Agreement and Plan of Merger with Breuner's Home Furnishings Corporation and one of its subsidiaries, HK Acquisition Company, Inc., that provides for the acquisition of Huffman Koos at a price of $9.375 per share in cash. Under the terms of the proposed transaction, HK Acquisition Company will commence a tender offer for all outstanding shares of Huffman Koos Common Stock at $9.375 per share. Following the successful completion of the tender offer, upon approval as required by law, HK Acquisition Company will be merged with Huffman Koos and all shares not purchased in the tender offer will be converted into the right to receive $9.375 per share in cash in the merger.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF HUFFMAN KOOS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HUFFMAN KOOS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors which are described in the enclosed
Schedule 14D-9 being filed with the Securities and Exchange Commission, including, among other things, the opinion of The Chicago Corporation, financial advisor to Huffman Koos, that the consideration of $9.375 per share to be received by the stockholders pursuant to the offer and the merger is fair to Huffman Koos stockholders from a financial point of view.

     Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is HK Acquisition Company's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering your shares. We urge you to read the enclosed materials carefully. The management and directors of Huffman Koos thank you for the support you have given the Company.

     On behalf of the Board of Directors,

                                          Sincerely,


                                          William Hellman
                                          William Hellman
                                          Chairman of the Board